Exhibit 4.12

ENPRO INDUSTRIES, INC.,

as Company,

the New Guarantors party hereto,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

TENTH SUPPLEMENTAL INDENTURE

Dated as of July 31, 2017

5.875% Senior Notes Due 2022

TENTH SUPPLEMENTAL INDENTURE

TENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of July 31, 2017, among GARLOCK SEALING TECHNOLOGIES LLC, a North Carolina limited liability company (“GST”), GARRISON LITIGATION MANAGEMENT GROUP, LTD., a North Carolina corporation (“Garrison”), GARLOCK INTERNATIONAL INC., a Delaware corporation (“Garlock International”), GARLOCK OVERSEAS CORPORATION, a Delaware corporation (“Garlock Overseas”; GST, Garrison, Garlock International and Garlock Overseas each individually referred to herein as a “New Guarantor” and collectively as the “New Guarantors”), each a direct or indirect subsidiary of ENPRO INDUSTRIES, INC., a North Carolina corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company, certain Guarantors and the Trustee have heretofore executed an indenture, dated as of September 16, 2014 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 5.875% Senior Notes due 2022 (the “Notes”), initially in the aggregate principal amount of $300,000,000 and subsequently increased to the aggregate principal amount of $450,000,000 pursuant to the issuance of Additional Notes;

WHEREAS Sections 4.11 and 10.06 of the Indenture provide that under certain circumstances the Company is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall guarantee the Guaranteed Obligations; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with all existing Guarantors and with all other New Guarantors, to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to any New Guarantor shall be given as provided in Section 11.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and the New Guarantors, in each case, by action or otherwise, (iii) the due execution hereof by the Company and the New Guarantors or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

8. Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

ENPRO INDUSTRIES, INC.

By:	/s/ Robert S. McLean
Robert S. McLean
Secretary

GARLOCK SEALING TECHNOLOGIES LLC, as a Guarantor

By:	/s/ Christopher Drake
Christopher Drake
Vice President

GARRISON LITIGATION MANAGEMENT GROUP, LTD., as a Guarantor

By:	/s/ Christopher Drake
Christopher Drake
Vice President

GARLOCK INTERNATIONAL INC., as a Guarantor

By:	/s/ Christopher Drake
Christopher Drake
Vice President

GARLOCK OVERSEAS CORPORATION, as a Guarantor

By:	/s/ Christopher Drake
Christopher Drake
Secretary

(signatures continued)

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Allison Lancaster-Poole
Name: Allison Lancaster-Poole
Title: Vice President

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